Exhibit 99

For Immediate Release

Investor Relations:
Alan Magleby
410-454-5246

Media:
Mary Athridge
212-805-6035

Legg Mason To Elect Nelson Peltz to Board of Directors

Baltimore, Maryland -- October 26, 2009 -- Legg Mason, Inc. (NYSE: LM) announced today that Nelson Peltz, Chief Executive Officer and a founding partner of Trian Fund Management, L.P., ("Trian Partners") will be elected to the Company's Board of Directors, expanding the Board to 14 members, including 13 independent directors. He will be elected on Tuesday, October 27, 2009.

Mark R. Fetting, Legg Mason's Chairman and Chief Executive Officer, said, "We welcome Nelson, whose firm is a significant investor in Legg Mason, as the newest member of our Board of Directors. We look forward to benefiting from his insights and experience as we work together to build greater value for our clients and our shareholders."

Mr. Peltz commented, "Over the past several months, my colleagues and I have been engaged in constructive dialogue with Mark Fetting and other members of the Legg Mason management team. We share their view that Legg Mason's recent strategic initiatives are improving the Company's operating performance and I look forward to contributing as a Board member and working with the management team and the Board to help this great company achieve its full potential."

Mr. Peltz also serves as a director of H. J. Heinz Company, is non-executive Chairman of the Board of Wendy's/Arby's Group, Inc. (formerly Triarc Companies, Inc.) and is Chairman of the Board of Trian Acquisition I Corp. From April 1993 through June 2007, he served as Chairman and Chief Executive Officer of Triarc, which during that period of time owned Arby's Restaurant Group, Inc. and the Snapple Beverage Group, as well as other consumer and industrial businesses.

The addition of Mr. Peltz to the Board reflects an agreement between Legg Mason and Trian Fund Management, L.P., certain funds managed by it and certain of its affiliates. In addition, pursuant to the agreement, Trian Partners has agreed to vote its shares in favor of Legg Mason's director nominees as provided in the agreement and made certain other commitments. The full text of the agreement with Trian Partners is available to the public as an Exhibit to the Form 8-K that the company is filing with the Securities and Exchange Commission.

Trian Partners owns 6,946,756 shares, or approximately 4.3% of Legg Mason's outstanding common stock.

About Legg Mason

Legg Mason is a global asset management firm, with $703 billion in assets under management as of September 30, 2009. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

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